Exhibit 99.1
ROHM AND HAAS COMPANY REPORTS SECOND QUARTER RESULTS
Sales up 17 percent driven by growth outside North America;
Adjusted EPS higher despite rising costs and deteriorating
U.S. building and construction markets
Highlights for the Quarter:
•	Sales of $2,567 million, up 17 percent from the prior-year period, including 7 percent growth from demand and acquisitions combined.
•	Adjusted earnings per share, excluding restructuring, asset impairments and the impact of the divestiture of the company’s stake in UP Chemical Company, were $0.82, up 8 percent versus the prior-year period.
•	Continued strong adjusted earnings growth from Electronic Technologies, Performance Materials and Salt.
•	Steady progress in the company’s Vision 2010 implementation for accelerating profitable growth.
Philadelphia, PA, July 24, 2008 – Rohm and Haas Company (NYSE:ROH) today reported second quarter 2008 sales of $2,567 million, a 17 percent increase over the same period in 2007, with Electronic Materials and the chemical businesses outside North America delivering strong growth. Real growth of 7 percent, consisting of 4 percent demand and 3 percent from acquisitions, was the largest driver of sales growth in the quarter. In addition, currency and selling price accounted for 6 percent and 4 percent, respectively, of the sales increase. The company reported second quarter 2008 earnings from continuing operations of $147 million, or $0.75 per share, compared to $161 million, or $0.75 per share, for the second quarter of 2007. This quarter’s results include a $0.23 per share gain from the divestiture of the company’s stake in UP Chemical Company as well as a $0.30 per share charge related to the restructuring actions announced last month. Adjusted earnings per share, excluding restructuring, asset impairments and the impact of the divestiture of the company’s stake in UP Chemical Company, were $0.82, up 8 percent versus the prior-year period.
“We demonstrated strong sales momentum in the second quarter, particularly in Electronic Materials and the chemicals businesses outside North America,” said Raj L. Gupta, chairman and chief executive officer of Rohm and Haas Company. “We have made good progress against our Vision 2010 strategy for accelerating profitable growth through pricing actions and a realignment of our geographic footprint and support services, despite the challenge of an increasingly difficult economic and business environment.”

Gupta added, “Looking to the future, we are excited about the potential of a stronger, faster growing and more profitable company. The announcement of the definitive agreement for The Dow Chemical Company to merge with Rohm and Haas places us at the heart of change for the specialty chemicals and advanced materials industries.”

	2nd Quarter
			%
In millions except per-share amounts	2008	2007	Change

Sales	$2,567	$2,190	17%
Earnings from continuing operations	$147	$161	(9)%
Diluted earnings per share from continuing operations	$0.75	$0.75	0%
Earnings from continuing operations excluding restructuring, asset impairments and impact of divestiture in UP Chemical	$160	$165	(3)%
Diluted earnings per share excluding restructuring, asset impairments and impact of divestiture in UP Chemical	$0.82	$0.76	8%
Weighted average common shares outstanding — diluted	196.5	216.9	(9)%
SECOND QUARTER 2008 FINANCIAL SUMMARY
Business and Regional Performance
Business results for Q2 2008 are presented on an adjusted basis below, where earnings for both periods exclude restructuring and asset impairment charges as well as the impact of the divestiture of the company’s stake in UP Chemical Company.
A reconciliation to GAAP and adjusted earnings by segment is provided in the appendix.

Electronic Materials Group
The Electronic Materials Group comprises two reportable segments which provide materials for use in applications such as telecommunications, consumer electronics and household appliances. Sales for the Electronic Materials Group were $536 million in the second quarter of 2008, up 34 percent over the same period in 2007, reflecting the impact of acquisitions in Display Technologies as well as solid organic growth of Electronic Technologies.
Adjusted pre-tax earnings for this Group were $101 million, up 7 percent from 2007, reflecting strong profit growth for Electronic Technologies, partially offset by operating losses in Display Technologies.
Electronic Technologies
The Electronic Technologies segment is comprised of the company’s Semiconductor Technologies, Circuit Board Technologies and Packaging and Finishing Technologies business units. Sales for the segment of $460 million were up 16 percent versus the second quarter of 2007, driven by strong growth in Asia for all business units. Sales in the second quarter excluding precious metals pass-through sales were up 15 percent.
•	Semiconductor Technologies sales grew 13 percent, reflecting strong demand and favorable currencies, particularly in the Asia Pacific Region.
•	Circuit Board Technologies sales increased 20 percent as compared to the same period last year, with solid growth in the Asia Pacific Region more than offsetting declines in North America.
•	Packaging and Finishing Technologies sales rose 20 percent versus last year, primarily driven by strong growth in precious metal sales and in process sales.
Adjusted pre-tax earnings for this segment of $107 million were up 11 percent from the second quarter of 2007, reflecting increased demand and favorable currencies, partially offset by higher metal costs and increased costs related to expansion efforts, including the new Asia Technical Center in Taiwan.

Display Technologies
In June 2007, the company acquired the assets of Eastman Kodak Company’s Light Management Films technology business, which produces advanced films that improve the brightness and efficiency of liquid crystal displays (LCD). On November 30, 2007, the company completed the formation of SKC Haas Display Films, a majority-owned joint venture with SKC, Inc., of South Korea for the development, manufacture and marketing of advanced optical and functional films used in the displays industry. On April 4, 2008, the company acquired Gracel Display, Inc., a leading developer and manufacturer of Organic Light Emitting Diode (OLED) materials. The new businesses, along with process-related materials also used in the displays industry previously included as part of the Semiconductor Technologies unit, form the Display Technologies reportable segment.
Display Technologies sales were $76 million in the quarter. The segment reported an adjusted pre-tax loss of $6 million in the quarter, compared to $11 million in the first quarter of 2008. This was in-line with expectations for improvement as the year progresses.
Specialty Materials Group
The Specialty Materials Group comprises three business units and represents the majority of the company’s chemical business, serving a broad range of end-use markets. Net sales for this Group of $1,508 million were up 15 percent, including approximately $85 million in the quarter from pricing actions as well as favorable currencies.
Adjusted pre-tax earnings for this Group were $153 million, down 14 percent from 2007, primarily resulting from high raw material, energy and freight costs, continued deterioration in the U.S. building and construction markets and moderating conditions in Western Europe, partially offset by higher pricing, strong demand from Rapidly Developing Economies and favorable currencies.
The results for Specialty Materials are reported under the three separate reportable segments as follows:
Paint and Coatings Materials
Sales for the Paint and Coatings Materials business were $659 million, an increase of 9 percent over the same period in 2007, largely driven by higher selling prices and the impact of favorable currencies. Strong demand growth in Rapidly Developing Economies coupled with progress made in implementing pricing actions offset continued moderating conditions in Western Europe and a 12 percent volume decline in the U.S. for the second quarter compared with the prior-year period.

Adjusted pre-tax earnings of $94 million in the second quarter of 2008 were down 10 percent compared to the same period last year, reflecting the impact of higher raw material, energy and freight costs, as well as lower demand in the US, partially offset by higher selling prices and demand growth in Rapidly Developing Economies.
Packaging and Building Materials
Packaging and Building Materials sales in the quarter were $515 million, up 11 percent over the same period in 2007, reflecting the impact of favorable currencies and higher pricing partially offset by lower demand. Demand remained strong in Rapidly Developing Economies, with further erosion in the U.S. and slowing conditions in Western Europe.
Adjusted pre-tax earnings of $36 million were down 28 percent versus the prior-year period, with higher raw material, energy and freight costs and decreased demand partially offset by higher selling prices and favorable currencies.
Primary Materials
Primary Materials sales were $692 million, an increase of 24 percent over the same period in 2007. Primary Materials results include sales to our internal downstream monomer-consuming businesses, along with sales to third-party customers of Monomers, Dispersants and Industrial and Household Polymers. Third-party sales increased 35 percent over the same period last year, reflecting increased demand, higher selling prices and favorable currencies. Captive volumes were down 6 percent in the quarter.
Adjusted pre-tax earnings of $23 million in the second quarter of 2008 were flat compared to the second quarter of 2007. Higher raw material, energy and freight costs and favorable currencies were offset by higher selling prices and the absence of operating issues experienced in the prior-year period.

Performance Materials Group
Sales for the Performance Materials Group were $332 million in the quarter, up 12 percent over the same period last year. The impact of favorable currencies, increased demand in Rapidly Developing Economies and higher selling prices more than offset weakness in North America.
Process Chemicals and Biocides sales were up 15 percent over the same period last year, driven by favorable currencies and strong demand in Rapidly Developing Economies.
Powder Coatings sales were up 11 percent compared to the comparable period in 2007, reflecting favorable currencies.
Adjusted pre-tax earnings for the Performance Materials Group were $34 million for the second quarter of 2008, up 36 percent versus the prior-year period. Increased demand, particularly in Process Chemicals and Biocides, higher selling prices and favorable currencies more than offset rising raw material, energy and freight costs.
Salt
Salt sales of $191 million were up 7 percent compared to the same period a year ago, driven by pricing management, improved mix and increased demand for consumer and industrial salt products.
Pre-tax earnings for the Salt business in the quarter were $6 million, up $2 million versus the same period a year ago, reflecting improved operating efficiencies, pricing and expense control efforts, offset by increases in energy, freight and other materials costs.
Regional Performance
Sales grew across all regions, particularly in Asia and Latin America. Sales in Rapidly Developing Economies were up 42 percent for the quarter, representing 28 percent of total company sales versus 23 percent of the total a year ago.

	2nd Quarter Sales
			%
In millions	2008	2007	Change

North America Region	$1,077	$1,047	3%
Europe, Middle East and Africa Region	$716	$582	23%
Asia Pacific Region	$659	$471	40%
Latin America Region	$115	$90	28%

TOTAL	$2,567	$2,190	17%

Rapidly Developing Economies (RDEs)	$730	$513	42%

*	RDEs include all countries in the company’s defined Latin America Region; Central and Eastern Europe and Turkey; and the Asia Pacific Region excluding Japan, Australia and New Zealand.
Corporate
Corporate expense of $92 million was up from $84 million in the prior-year period. The increase year-on-year was largely due to higher interest expense, partially offset by the absence of spending for the company’s European Headquarters reflected in the prior-year period.
Income Statement Highlights
Gross profit of $630 million in the quarter was 4 percent higher than the same period in 2007, reflecting higher selling prices, the favorable impact of currencies, increased demand and acquisitions, which more than offset rising raw material, energy and freight costs.
Selling and administrative (S&A) expense was $294 million, up 6 percent over the same period last year, largely attributable to the impact of currencies and acquisitions.
Research and development expense of $80 million was up 10 percent from the same period last year, primarily reflecting the impact of acquisitions.
Interest expense for the quarter was $43 million, up $20 million from the same period in 2007, primarily reflecting the impact of debt issued to fund the company’s accelerated share repurchase agreement executed in the third quarter of 2007.
Income tax expense was $55 million, reflecting an effective tax rate of 26.4 percent, as compared to income tax expense of $57 million in the prior-year period, or an effective tax rate of 25.7 percent.

STRATEGY UPDATE AND OUTLOOK
Progress Update on Vision 2010 Strategy

The company made steady progress, despite rising costs and deteriorating conditions in U.S. building and construction markets, in the company’s Vision 2010 implementation for accelerating profitable growth. Recent developments include:
•	Company Overall
•	Initiated actions to preserve Vision 2010 goals through the realignment of the company’s manufacturing footprint and support services, resulting in a $0.30 per share charge in the quarter. In 2010, the company expects to deliver pre-tax run-rate savings of approximately $110 million, with slightly less than half of the benefit realized in 2009.
•	Completed the $1 billion Accelerated Share Repurchase program announced on September 10, 2007 by retiring a total of 19.3 million shares, which represents 9 percent of shares outstanding at the beginning of the program.
•	Electronic Materials
•	Opened a $60 million immersion lithography facility in the U.S., supporting the research and development of advanced 193 nm lithography for the semiconductor industry.
•	Completed the acquisition of Gracel Display, Inc., expanding the company’s Displays portfolio into OLED materials, an important part of the long-term roadmap for the industry.
•	Divested the company’s stake in UP Chemical Company, representing a gain of $0.23 per share in the quarter; the company will continue to participate in the ALD (Atomic Layer Deposition) market independently.

•	Specialty Materials
•	Applied an indexed raw material and energy surcharge for Specialty Materials which is adjusted monthly to changes in key raw materials and energy costs.
•	Continued to expand its manufacturing network in Rapidly Developing Economies, beginning operations at a new emulsions plant in Querétaro, Mexico and announcing plans to build an acrylic emulsions facility in Vietnam in 2009.
•	Formed an acrylic acid joint venture with Tasnee Sahara Olefin Company in Saudi Arabia, securing a low-cost, reliable supply of monomers for Asia, and balancing the company’s global monomers footprint.
•	Completed the acquisition of the FINNDISP polymer dispersions division of OY Forcit AB, strengthening the company’s position in Rapidly Developing Economies, particularly Russia and neighboring countries, and broadening its technology offering, primarily in high-performing products for low-temperature climates.
•	Performance Materials
•	Received EPA approval in the U.S. for Invinsa technology, with initial registrations granted in the U.S., Argentina and Chile.
Gupta added, “The external environment remains very uncertain and challenging. We are successfully navigating these challenges with proactive actions to deliver acceptable near-term results and are making necessary investments to stay on track with our Vision 2010 strategic plan.”
Further information related to these results is available through the Investors section of the company’s website, www.rohmhaas.com.
#    #    #

Forward Looking Statements
This release contains forward-looking statements that involve risks and uncertainties and are subject to change based on various factors. These factors include, but are not limited to (1) the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, (2) development of operational efficiencies; (3) changes in foreign currencies; (4) changes in interest rates; (5) the continued timely development and acceptance of new products and services; (6) the impact of competitive products and pricing; (7) the impact of new accounting standards; (8) assessments for asset impairments; (9) the impact of tax and other legislation and regulation in the jurisdictions in which the company operates; (10) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between Rohm and Haas Company and The Dow Chemical Company or to the failure of any condition to be satisfied; (11) the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (12) the possibility that Rohm and Haas may be adversely affected by other economic, business, and/or competitive factors. Many of these factors are beyond Rohm and Haas’s ability to control or predict. Actual results could vary materially from those expressed or implied in the forward-looking statement. Further information about these and other risks can be found in the company’s SEC 10-K filing of February 21, 2008, and updated in the 8-K filing on June 6, 2008. This press release speaks only as of its date. Rohm and Haas is under no duty to update this information.
Important Additional Information Regarding the Merger will be filed with the SEC
In connection with the proposed merger, Rohm and Haas will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Rohm and Haas at the SEC website at http://www.sec.gov. The proxy statement and other documents also may be obtained for free from Rohm and Haas by directing such request to Rohm and Haas Company, Investor Relations, telephone (215) 592-2714.

Rohm and Haas and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Rohm and Haas’s participants in the solicitation, which may, in some cases, be different than those of Rohm and Haas’s stockholders generally, is set forth in Rohm and Haas proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.
About Rohm and Haas Company
Leading the way since 1909, Rohm and Haas is a global pioneer in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of industries including: Building and Construction, Electronics and Electronic Devices, Household Goods and Personal Care, Packaging and Paper, Transportation, Pharmaceutical and Medical, Water, Food and Food Related, and Industrial Process. Innovative Rohm and Haas technologies and solutions help to improve life every day, around the world. Based in Philadelphia, PA, the company generated annual sales of approximately $8.9 billion in 2007. Visit www.rohmhaas.com for more information. imagine the possibilities™

CONTACTS:	Investor Relations	Media Relations
	Andrew Sandifer	Emily Riley
	Director, Investor Relations	Corporate Communications
	+1-215-592-2714	+1-215-592-3644
	investors@rohmhaas.com	eriley@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			Percent			Percent
	2008	2007	Change	2008	2007	Change
Net sales	$2,567	$2,190	17%	$5,074	$4,350	17%
Cost of goods sold	1,937	1,586	22%	3,784	3,137	21%

Gross profit	630	604	4%	1,290	1,213	6%

Selling and administrative expense	294	277		586	537
Research and development expense	80	73		159	141
Interest expense	43	23		85	47
Amortization of intangibles	17	14		32	28
Restructuring and asset impairments	86	11		98	10
Share of affiliate earnings, net	87	6		90	11
Other (income), net	(11)	(10)		(21)	(29)

Earnings from continuing operations before income taxes and minority interest	208	222		441	490
Income taxes	55	57		111	132
Minority interest	6	4		11	7

Net earnings from continuing operations	$147	$161		$319	$351

Net earnings (loss) from discontinued operation	—	(1)		—	1

Net earnings	$147	$160		$319	$352

Basic net earnings per share:
Net earnings from continuing operations	0.76	0.76		1.64	1.63
Net earnings from discontinued operation	—	(0.01)		—	0.01

Net earnings	$0.76	$0.75		$1.64	$1.64

Diluted net earnings per share:
Net earnings from continuing operations	0.75	0.75		1.62	1.61
Net earnings from discontinued operation	—	(0.01)		—	—

Net earnings	$0.75	$0.74		$1.62	$1.61

Weighted average common shares outstanding - basic:	193.7	213.7		193.7	215.1
Weighted average common shares outstanding - diluted:	196.5	216.9		196.5	218.3

Other Data:
Capital spending	$144	$110		$266	$187
Depreciation expense	$108	$104		$215	$206

Appendix I
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Net Sales by Business Segment and Region

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007		2008	2007
Business Segment
Electronic Technologies	$460	$397	16%	$902	$779	16%
Display Technologies	76	3	2433%	159	6	2550%

Electronic Materials Group	$536	$400	34%	$1,061	$785	35%
Paint and Coatings Materials	659	604	9%	1,168	1,082	8%
Packaging and Building Materials	515	464	11%	987	913	8%
Primary Materials	692	560	24%	1,273	1,042	22%
Elimination of Intersegment Sales	(358)	(312)	15%	(659)	(563)	17%

Specialty Materials Group	$1,508	$1,316	15%	$2,769	$2,474	12%
Performance Materials Group	332	296	12%	642	586	10%
Salt	191	178	7%	602	505	19%

Total	$2,567	$2,190	17%	$5,074	$4,350	17%

Customer Location
North America	$1,077	$1,047	3%	$2,275	$2,141	6%
Europe	716	582	23%	1,332	1,142	17%
Asia-Pacific	659	471	40%	1,244	893	39%
Latin America	115	90	28%	223	174	28%

Total	$2,567	$2,190	17%	$5,074	$4,350	17%

Pre-Tax Earnings (Loss) from Continuing Operations by Business Segment

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007		2008	2007
Business Segment
Electronic Technologies	$185	$104	78%	$286	$191	50%
Display Technologies	(11)	(5)	120%	(22)	(5)	340%

Electronic Materials Group	$174	$99	76%	$264	$186	42%
Paint and Coatings Materials	54	105	-49%	117	179	-35%
Packaging and Building Materials	20	49	-59%	59	88	-33%
Primary Materials	22	23	-4%	56	65	-14%

Specialty Materials Group	$96	$177	-46%	$232	$332	-30%
Performance Materials Group	24	26	-8%	64	54	19%
Salt	6	4	50%	73	51	43%
Corporate	(92)	(84)	10%	(192)	(133)	44%

Total	$208	$222	-6%	$441	$490	-10%

Prior to 2008, our Business Segment results were reported on an after-tax basis.

See Form 8-K, filed June 6, 2008 for presentation of prior year Business Segment results on a pre-tax basis.

Appendix II
Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Provision for Restructuring and Asset Impairments by Business Segment
Pre-tax

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Business Segment
Electronic Technologies	$7	$(5)	$7	$(6)
Display Technologies	5	3	5	3

Electronic Materials Group	$12	$(2)	$12	$(3)
Paint and Coating Materials	40	—	40	—
Packaging and Building Materials	16	1	16	1
Primary Materials	1	—	1	—

Specialty Materials Group	$57	$1	$57	$1
Performance Materials Group	10	(1)	10	(1)
Salt	—	—	—	—
Corporate	7	13	19	13

Total	$86	$11	$98	$10

After-tax

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Business Segment
Electronic Technologies	$5	$(3)	$5	$(4)
Display Technologies	3	2	3	2

Electronic Materials Group	$8	$(1)	$8	$(2)
Paint and Coating Materials	27	—	27	—
Packaging and Building Materials	11	1	11	1
Primary Materials	—	—	—	—

Specialty Materials Group	$38	$1	$38	$1
Performance Materials Group	7	(1)	7	(1)
Salt	—	—	—	—
Corporate	6	8	14	8

Total	$59	$7	$67	$6

EBITDA (1) by Business Segment
Due to the varying impacts of debt, interest rates, acquisition related amortization, asset impairments and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Business Segment
Electronic Technologies	$206	$123	$327	$228
Display Technologies	(5)	(1)	(12)	(1)

Electronic Materials Group	$201	$122	$315	$227
Paint and Coating Materials	72	120	149	209
Packaging and Building Materials	45	65	101	122
Primary Materials	42	44	96	106

Specialty Materials Group	$159	$229	$346	$437
Performance Materials Group	44	43	101	89
Salt	28	27	118	95
Corporate	(40)	(42)	(86)	(61)

Total	$392	$379	$794	$787

(1)	EBITDA is defined as Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization, Asset Impairments and Minority Interest.

Appendix III
Rohm and Haas Company and Subsidiaries
(unaudited)
Change in Net Sales by Business Segment and Region

	Three Months Ended
	June 30, 2008
	Demand	Price	Currency	Other*		Total
Business Segment
Electronic Technologies	%	10%	—%	5%	1%	16
Display Technologies		15	(5)	13	2,410	2,433
Electronic Materials Group		10	—	6	18	34
Paint and Coatings Materials		(3)	7	3	2	9
Packaging and Building Materials		(1)	5	7	—	11
Primary Materials (3rd Party)		19	10	8	(2)	35
Specialty Materials Group		2	6	5	2	15
Performance Materials Group		3	2	8	(1)	12
Salt		2	4	2	(1)	7
Total	%	4%	4%	6%	3%	17

Customer Location
North America	%	(5)%	8%	—%	—%	3
Europe, Middle East and Africa		3	2	14	4	23
Asia-Pacific		20	(1)	7	14	40
Latin America		18	9	1	—	28
Total	%	4%	4%	6%	3%	17

*	Other includes items such as the acquisitions (e.g. the November 2007 acquisition of our share of SKC Co. Ltd. and April 2008 acquisitions of FINNDISP and Gracel Display, Inc.), divestitures and rounding.

Appendix IV
Rohm and Haas Company and Subsidiaries
(in millions, except share amounts in thousands)
(unaudited)
Reconciliation of EBITDA to Earnings from Continuing Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
EBITDA	$392	$379	$794	$787
Asset Impairments	16	16	21	16
Interest expense	43	23	85	47
Income taxes	55	57	111	132
Depreciation expense	108	104	215	206
Amortization of finite-lived intangibles	17	14	32	28
Minority Interest	6	4	11	7

Earnings from Continuing Operations	$147	$161	$319	$351

(1)	EBITDA is defined as Earnings from Continuing Operations Before Asset Impairments, Interest, Taxes, Depreciation and Amortization and Minority Interest.
Non GAAP Reconciliation of Adjusted Pre-Tax Earnings

	Pre-Tax Earnings			Add: Restructuring			Deduct: Impact of			Pre-Tax Earnings
	As Reported			and Asset Impairment			UP Chemical Company			Adjusted
	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
	June 30,			June 30,			June 30,			June 30,
	2008	2007		2008	2007		2008	2007		2008	2007
Business Segment
Electronic Technologies	$185	$104	78%	$7	$(5)	-240%	$85	$3	2733%	$107	$96	11%
Display Technologies	(11)	(5)	120%	5	3	67%	—	—	0%	(6)	(2)	200%

Electronic Materials Group	$174	$99	76%	$12	$(2)	-700%	$85	$3	2733%	$101	$94	7%
Paint and Coatings Materials	54	105	-49%	40	—	100%	—	—	0%	94	105	-10%
Packaging and Building Materials	20	49	-59%	16	1	1500%	—	—	0%	36	50	-28%
Primary Materials	22	23	-4%	1	—	100%	—	—	0%	23	23	0%

Specialty Materials Group	$96	$177	-46%	$57	$1	5600%	$—	$—	0%	$153	$178	-14%
Performance Materials Group	24	26	-8%	10	(1)	-1100%	—	—	0%	34	25	36%
Salt	6	4	50%	—	—	0%	—	—	0%	6	4	50%
Corporate	(92)	(84)	10%	7	13	-46%	—	—	0%	(85)	(71)	20%

Total	$208	$222	-6%	$86	$11	682%	$85	$3	2733%	$209	$230	-9%

Prior to 2008, our Business Segment results were reported on an after-tax basis.

See Form 8-K, filed June 6, 2008 for presentation of prior year Business Segment results on a pre-tax basis.
Non GAAP Reconciliation of Adjusted EPS

	Three Months Ended
	June 30,
	2008	2007

Net earnings from continuing operations	$147	$161
Restructuring and asset impairment, net of taxes of ($27)	59	7
UP Chemical Company, net of taxes of $39	(46)	(3)

Earnings from continuing operations excluding restructuring, asset impairments and impact of UP Chemical	$160	$165

Diluted earning per share from continuing operations	0.75	0.75
Restructuring and asset impairment, net of tax	0.30	0.03
UP Chemical Company, net of tax	(0.23)	(0.02)

Diluted earnings per share excluding restructuring, asset impairments and impact of UP Chemical	$0.82	$0.76

Weighted average common shares outstanding — diluted	196.5	216.9